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Exhibit 23.5

Consent of Nominee for Director of FairPoint Communications, Inc.

        The undersigned hereby consents to the disclosure under the caption "Management" in the Registration Statement on Form S-1 of FairPoint Communications, Inc. ("FairPoint") originally filed on March 25, 2004 and related prospectus, and any and all amendments thereto, that the undersigned has been elected and appointed as a director of FairPoint effective upon the offering of common stock as contemplated by the Registration Statement.

Date: January 28, 2005

/s/ PATRICIA GARRISON-CORBIN Name: Patricia Garrison-Corbin

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  Exhibit 23.5